Exhibit 99.1
Cerecor Announces New Worldwide License Agreement with Kyowa Kirin for Anti-LIGHT Antibody CERC-002
•Expanded agreement for exclusive, world-wide rights to develop, manufacture and commercialize CERC-002 for all indications including severe pediatric onset inflammatory bowel disease and ARDS (including COVID-19 ARDS)
•Kyowa Kirin Co. has an option to retain the rights for all indications in Japan
ROCKVILLE, Md., March 29, 2021 -- Cerecor Inc. (NASDAQ: CERC), a biopharmaceutical company focused on becoming a leader in the development and commercialization of treatments for rare and orphan diseases, today announced that its wholly-owned subsidiary, Aevi Genomic Medicine, LLC (“Cerecor”), has entered into an expanded agreement with Kyowa Kirin Co., for exclusive worldwide rights to develop, manufacture and commercialize CERC-002, Kyowa Kirin’s first-in-class fully human anti-LIGHT (tumor necrosis factor superfamily member 14, TNFSF14) monoclonal antibody for all indications.
“We are pleased to expand our agreement for this promising first-in-class asset with Kyowa Kirin, a global leader in innovative antibody engineering technology,” said Mike Cola, Chief Executive Officer of Cerecor. “We have recently demonstrated clinically meaningful and statistically significant results with CERC-002 in patients with COVID-19 ARDS and will continue to explore the role of LIGHT in additional inflammatory disorders. We believe the expansion of this agreement enables us to potentially develop this innovative therapy to fill a significant unmet medical need for a growing number of patients worldwide.”
Under the terms of the agreement, Cerecor will receive exclusive rights for the development, manufacturing and commercialization of the antibody for all indications worldwide including the United States, Europe and Japan. Kyowa Kirin has an option to retain the rights in Japan. Kyowa Kirin will receive an up-front payment from Cerecor and is also eligible to receive additional payments based on achievement of regulatory and commercial milestones, as well as sales-based royalties and a share of sublicensing income.
CERC-002 (anti-LIGHT monoclonal antibody)
CERC-002 is a fully human anti-LIGHT or tumor necrosis factor superfamily member 14 (TNFSF14) monoclonal antibody licensed from Kyowa Kirin Co., Ltd. It is the only clinical stage anti-LIGHT therapy and has the potential to treat a number of LIGHT-associated immune diseases including cytokine storm-induced COVID-19 ARDS. It is currently in development for pediatric onset Crohn’s disease and cytokine storm induced COVID-19 ARDS. Cerecor has also developed a validated, high sensitivity serum/plasma free LIGHT assay in collaboration with Myriad RBM.
Role of LIGHT in Acute Inflammatory Response
LIGHT (homologous to Lymphotoxin, exhibits inducible expression and competes with HSV glycoprotein D for binding to herpesvirus entry mediator, a receptor expressed on T lymphocytes) is a cytokine with inflammatory actions encoded by the TNFSF14 gene. LIGHT plays an important role in regulating immune responses in the lung, gut and skin. It stimulates T Cell and B Cell response as well as induces the release of other cytokines such as IL-1, IL-6, IL-8, IL-10, TNF and GM-CSF. Therefore, LIGHT potentially plays a key role in immune responses to viral pneumonia and other diseases.

About Cerecor
Cerecor is a biopharmaceutical company focused on becoming a leader in the development and commercialization of treatments for rare and orphan diseases.  The company is advancing its clinical-stage pipeline of innovative therapies that address unmet patient needs within rare and orphan diseases.  The company's rare disease pipeline includes CERC-801, CERC-802 and CERC-803, which are in development for congenital disorders of glycosylation and CERC-006, an oral mTORc1/c2 inhibitor in development for the treatment of complex lymphatic malformations. The company is also developing two monoclonal antibodies, CERC-002, and CERC-007.  CERC-002 targets the cytokine LIGHT (TNFSF14) and is in clinical development for treatment of severe pediatric-onset Crohn's disease, and COVID-19 acute respiratory distress syndrome.  CERC-007 targets the cytokine IL-18 and is in clinical development for the treatment of Still’s disease (adult onset Still’s disease (AOSD) and systemic juvenile idiopathic arthritis (sJIA)), and multiple myeloma (MM). CERC-006, 801, 802 and 803 have all received Orphan Drug Designation and Rare Pediatric Disease Designation, which makes all four eligible for a priority review voucher upon FDA approval.
For more information about Cerecor, please visit www.cerecor.com.
About Kyowa Kirin
Kyowa Kirin strives to create and deliver novel medicines with life-changing value. As a Japan-based Global Specialty Pharmaceutical Company with over 70-year heritage, they apply cutting-edge science including an expertise in antibody research and engineering, to address the needs of patients and society across multiple therapeutic areas including Nephrology, Oncology, Immunology/Allergy and Neurology. Across their four regions – Japan, Asia Pacific, North America and EMEA/International – they focus on their purpose, to make people smile, and are united by their shared values of commitment to life, teamwork, innovation, and integrity. You can learn more about the business of Kyowa Kirin at: https://www.kyowakirin.com.

Forward-Looking Statements
This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the development of product candidates or products; timing and success of trial results and regulatory review; potential attributes and benefits of product candidates; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including: drug development costs, timing and other risks, including reliance on investigators and enrollment of patients in clinical trials, which might be slowed by the COVID-19 pandemic; regulatory risks; Cerecor's cash position and the need for it to raise additional capital; general economic and market risks and uncertainties, including those caused by the COVID-19 pandemic; and those other risks detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries
Chris Brinzey
Westwicke, an ICR Company
chris.brinzey@westwicke.com
339-970-2843
or
Schond L. Greenway
Investor Relations
Chief Financial Officer
Cerecor Inc.
sgreenway@cerecor.com
610-522-6200 office